Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MBX Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)			$100,000,000	$0.00014760	$14,760.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$100,000,000	$0.00014760	$14,760.00

	Total Fees Previously Paid							—

	Total Fees Offsets							—

	Net Fee Due							$14,760.00

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.